Exhibit 99.1
San Juan Basin Royalty Trust
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
News Release
San Juan Basin Royalty Trust
Declares Monthly Cash Distribution
     FORT WORTH, Texas, May 18, 2007 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $9,205,045.72 or $0.197496 per unit, based principally upon production during the month of March 2007. The distribution is payable June 14, 2007, to unit holders of record as of May 31, 2007.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,934,862 Mcf (3,153,467 MMBtu). Dividing revenues by production volume yielded an average gas price for March 2007 of $6.62 per Mcf ($6.17 per MMBtu) as compared to $6.53 per Mcf ($6.02 per MMBtu) for February 2007. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $2,873,723. Lease operating expenses were $2,500,956 and taxes were $1,949,380.
     This month’s distribution increased from the prior month primarily due to higher gas volumes and lower capital costs. Production volumes for this period were reduced by 215,831 Mcf due to accrual adjustments in the operator’s settlement process for November 2006 production. The Trust has been informed by the operator that this will be the final such monthly adjustment for the over accrual of production volumes which occurred during 2006.

Contact:	San Juan Basin Royalty Trust

Lee Ann Anderson, Vice President and Senior Trust Officer

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553 Fax: (817) 735-0936

Website: www.sjbrt.com E-mail: sjt@compassbank.com